As filed with the Securities and Exchange Commission on March 31, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kirkland’s, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	62-1287151
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5310 Maryland Way

Brentwood, Tennessee 37027

(Address, including zip code, of principal executive offices)

2002 Employee Stock Purchase Plan, as amended and restated

(Full title of plan)

Carter Todd

Vice President, General Counsel and Corporate Secretary

5310 Maryland Way

Brentwood, Tennessee 37027

(615) 660-1300

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mitch Walker, Esq.

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	160,000	$11.84	$1,894,400.00	$219.56

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued under the 2002 Employee Stock Purchase Plan, as amended and restated (the “ESPP”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents 125,000 additional shares of common stock available for issuance as a result of a 2016 amendment to the Plan and 35,000 additional shares of common stock available for issuance as a result of the annual evergreen increase for 2017 pursuant to the ESPP.
(3)	Estimated in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933 solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock reported on March 27, 2017, as reported by The Nasdaq Stock Market.

EXPLANATORY NOTE

Registration of Additional Securities

This Registration Statement on Form S-8 (this “Registration Statement”) is filed pursuant to General Instruction E of Form S-8 for the purpose of registering 160,000 additional shares of Common Stock, issuable pursuant to the Kirkland’s, Inc. 2002 Employee Stock Purchase Plan, as amended and restated (the “ESPP”). The Registrant’s previously filed Registration Statement on Form S-8 (File No. 333-100157), as filed with the Securities and Exchange Commission on September 27, 2002, is hereby incorporated herein by reference.

The ESPP was amended, effective June 1, 2016, to reserve 125,000 additional shares of Common Stock for issuance under the ESPP and to add an evergreen provision as described below.

The ESPP includes an evergreen provision that provides that the total number of shares reserved for issuance under the ESPP will be increased on January 1 of each calendar year for a period of up to ten years, commencing on January 1, 2017 and ending on (and including) January 1, 2026, in an amount equal to the lesser of (i) .5% of the total number of shares of Common Stock of the Company outstanding on December 31st of the preceding calendar year, and (ii) 35,000 shares of Common Stock; provided that, notwithstanding the foregoing, the Compensation Committee of the Company’s Board of Directors may determine prior to any January 1 annual increase that there will be no such increase for such year, or that the annual increase shall be a lesser number of shares of Common Stock than would otherwise occur pursuant to the evergreen provision of the ESPP.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the “Exhibit Index” that immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on this 31st day of March 2017.

Kirkland’s, Inc.

By:	/s/ Carter Todd
Name:	Carter Todd
Title:	Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carter Todd, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ W. Michael Madden	President and Chief Executive Officer	March 31, 2017
W. Michael Madden	(Principal Executive Officer)

/s/ Adam C. Holland	Vice President and Chief Financial Officer	March 31, 2017
Adam C. Holland	(Principal Financial and Accounting Officer)

/s/ R. Wilson Orr, III	Director	March 31, 2017
R. Wilson Orr, III

/s/ Miles T. Kirkland	Director	March 31, 2017
Miles T. Kirkland

/s/ Steven J. Collins	Director	March 31, 2017
Steven J. Collins

/s/ Carl Kirkland	Director	March 31, 2017
Carl Kirkland

/s/ Jeffery C. Owen	Director	March 31, 2017
Jeffery C. Owen

/s/ Susan S. Lanigan	Director	March 31, 2017
Susan S. Lanigan

/s/ Charlie Pleas, III	Director	March 31, 2017
Charlie Pleas, III

EXHIBIT INDEX

4.1	2002 Employee Stock Purchase Plan of Kirkland’s, Inc., as amended and restated, dated June 1, 2016 (incorporated herein by reference to Exhibit 10.13 of the Company’s Annual Report on Form 10-K for the year ended January 28, 2017).

5.1	Opinion of Bass, Berry & Sims PLC*

23.1	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 hereto)*

23.2	Consent of Ernst & Young LLP*

24.1	Power of Attorney (included on signature page of this registration statement)*

*	Filed herewith

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